EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Waste Management, Inc. Elects William B. Plummer to Board of Directors	FOR MORE INFORMATION Waste Management Web site www.investors.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Andy Izquierdo 832.710.5287 aizquierdo@wm.com

Houston — August 20, 2019 — The board of directors of Waste Management, Inc. (NYSE: WM) has elected William B. Plummer to its board of directors effective August 19th.

Mr. Plummer will serve on the Audit Committee and the Management Development and Compensation Committee of the board.

Mr. Plummer’s career includes a broad range of experiences. Most recently, he served as Executive Vice President and CFO for United Rentals where he was instrumental in helping the company execute a strategy focused on improving the profitability of core equipment rental business through revenue growth, margin expansion, operational efficiencies and acquisitions. After a decade in the CFO role at United Rentals, he retired in January 2019. Previously, Mr. Plummer served as CFO of Dow Jones & Company, and prior to that, he spent over six years at Alcoa as Vice President and Treasurer. Earlier in his career, he worked at Mead Corporation, General Electric, and Goldman Sachs, among others.

“We’re excited to welcome Bill to the board of directors. He is an impressive executive with a diverse background in finance, logistics, operational efficiencies and service differentiation, all of which are key to our strategy,” said Jim Fish, President and Chief Executive Officer of Waste Management. “His valuable experience executing a customer-focused strategy, driving organic revenue growth, and improving free cash flow will be great assets to our existing board and the company, and we’re looking forward to his contributions.”

Mr. Plummer holds bachelor’s and master’s degrees in Aeronautics and Astronautics from Massachusetts Institute of Technology and a master’s degree in business administration from Stanford University. He also has experience serving on boards of directors of public and private companies, including John Wiley and Sons, Inc., Global Payments, Inc., and as Chairman of NESCO, one of the largest private providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America.

The election of Mr. Plummer expands Waste Management’s board of directors to nine, eight of whom are independent directors.

about waste management

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management environmental services in North America. Through its subsidiaries, the Company provides collection, transfer, disposal services, and recycling and resource recovery. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

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